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                                                                       EXHIBIT B

                              TB&C Bancshares, Inc.
                                1017 Front Avenue
                             Columbus, Georgia 31901

                                February 29, 2000


Ms. Teddie L. Ussery
Group Vice President
Synovus Trust Company
Post Office Box 120
Columbus, Georgia 31902

         Re: Extension of Lease of Rights, by Synovus Trust Company, as Trustee of the 600 Series Trusts, to TB&C Bancshares, Inc., dated March 2, 1995

Dear Ms. Ussery:

                  This is to notify you that pursuant to a resolution of the Board of Directors of TB&C Bancshares, Inc. ("TB&C"), dated February 29, 2000 (a copy of which is enclosed), TB&C has elected to extend the term of the Lease of Rights, dated March 2, 1995 (the "Lease"), by Columbus Bank and Trust Company (now Synovus Trust Company),as Trustee of the three separate trusts created under Item VI of the Will of W. C. Bradley, dated June 22, 1945, for the benefit of Sarah T. Turner, for the benefit of William B. Turner, and for the benefit of Elizabeth T. Corn (collectively, the "600 Series Trusts"), to TB&C, for an additional five-year term, that is, from March 2, 2000, to March 2, 2005, in accordance with section 3 of the Lease.

                  Under section 4(a) of the Lease, the quarterly lease payments during the additional five-year period for each of the 13,311,843 leased shares of stock of Synovus Financial Corp. shall be equal to 0.17% of the closing per-share price of Synovus Financial Corp. on March 2, 2000, as reported by the New York Stock Exchange.

                                    Very truly yours,

                                    TB&C BANCSHARES, INC.



                                    /s/ William B. Turner
                                    -------------------------------------------
                                    William B. Turner
                                    President

Enclosure

cc:   Mr. John T. Turner
      Ms. Polly C. Miller
      Mr. John C. Martin II
      Mr. Robert H. Wright, Jr.
      Ms. Garilou Page
      Mr. Christopher D. Hohlstein


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